Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
(561) 349-9989

Willis Lease Finance Corporation Reports
First Quarter Pre-tax Loss of $1.7 million

COCONUT CREEK, FL — May 4, 2021 — Willis Lease Finance Corporation (NASDAQ: WLFC) today reported first quarter total revenues of $61.1 million and pre-tax loss of $1.7 million. The Company reported lower revenue in the first quarter when compared to the prior year period, primarily due to the impact of the COVID-19 pandemic. The slowdown in global travel continues to impact aircraft and engine utilization as well as demand for aircraft and engine spare parts. For the three months ended March 31, 2021, aggregate lease rent and maintenance reserve revenues were $51.3 million and spare parts and equipment sales were $4.6 million.

“Despite significant progress in the development and roll-out of COVID-19 vaccines, the pandemic continues to weigh on global travel and that, obviously, has had a negative impact on our business and the industry as a whole,” said Charles F. Willis, Chairman and CEO. “We are not satisfied with our quarterly results, but we continue to focus on the long-term and our Platform is well-positioned, whether in providing capital, assets or services, to support our customers’ slow recovery from a nearly complete and worldwide shutdown of air travel.”

“Our results this quarter are disappointing, but not surprising given the lack of flying worldwide,” said Brian R. Hole, President. “Those things are out of our control so instead we are focused on what we can control. We are delivering liquidity to our customers, continuing to innovate, including closing our first transaction with our brand new revolving credit lease engine financing product, and developing programmatic solutions that will help our customers conserve capital while transitioning out of aircraft and engines or returning them to service without being forced to invest in costly maintenance.”

First Quarter 2021 Highlights (at or for the periods ended March 31, 2021, as compared to March 31, 2020, and December 31, 2020):

•Total revenue was $61.1 million in the first quarter of 2021, a 25.1% decrease when compared to $81.6 million in the same quarter of 2020.
•Lease rent revenue was $31.5 million in the first quarter of 2021.
•Maintenance reserve revenue was $19.8 million in the first quarter of 2021, a decrease of 3.5% compared to $20.5 million in the same quarter of 2020. Long term maintenance reserve revenue, which is influenced by end of lease compensation, increased to $17.2 million in the first quarter of 2021, compared to $8.6 million in the comparable prior period. Short term maintenance reserve revenue, which is influenced by our customers’ usage of assets we lease to them, was $2.7 million in the first quarter of 2021 compared to $11.9 million in the comparable prior period.
•Spare parts and equipment sales were $4.6 million in the first quarter of 2021, compared to $9.1 million in the first quarter of 2020.
•Other revenue increased to $5.2 million, or 48.7%, in the first quarter of 2021, compared to $3.5 million in the first quarter of 2020, primarily reflecting interest income from our Notes receivable.
•(Loss) income before income taxes was $(1.7) million in the first quarter of 2021, compared to $8.5 million in the first quarter of 2020.
•Our aggregate lease assets, inclusive of our equipment held for operating lease and notes receivable, at March 31, 2021 and 2020 was $2,085.4 million and $1,813.6 million, respectively, a 15.0% year-over-year increase.

•The book value of lease assets we own directly or through our joint ventures was $2,420.1 million at March 31, 2021. As of March 31, 2021, the Company also managed 385 engines, aircraft and related equipment on behalf of third parties.
•The Company maintained $183 million of undrawn revolver capacity at March 31, 2021.
•Diluted weighted average (loss) earnings per common share were $(0.36) for the first quarter of 2021, compared to $0.56 in the first quarter of 2020.
•Book value per diluted weighted average common share outstanding increased to $62.12 at March 31, 2021, compared to $59.40 at December 31, 2020.

Balance Sheet

As of March 31, 2021, the Company’s $1.888 billion equipment held for operating lease portfolio and $197.6 million notes receivable represented 295 engines, eight aircraft, one marine vessel and other leased parts and equipment. As of December 31, 2020, the Company’s $1.887 billion equipment held for operating lease portfolio and $158.7 million notes receivable represented 291 engines, eight aircraft, one marine vessel and other leased parts and equipment.

Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary, Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity and the COVID-19 pandemic; changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three months ended March 31,
	2021	2020	% Change
REVENUE
Lease rent revenue	$31,520	$46,395	(32.1)%
Maintenance reserve revenue	19,812	20,528	(3.5)%
Spare parts and equipment sales	4,566	9,105	(49.9)%
Gain on sale of leased equipment	—	2,067	(100.0)%
Other revenue	5,227	3,514	48.7%
Total revenue	61,125	81,609	(25.1)%

EXPENSES
Depreciation and amortization expense	24,141	23,390	3.2%
Cost of spare parts and equipment sales	3,809	6,688	(43.0)%
Write-down of equipment	1,867	2,129	(12.3)%
General and administrative	16,151	19,567	(17.5)%
Technical expense	1,310	1,127	16.2%
Net finance costs:
Interest expense	15,019	15,696	(4.3)%
Loss on debt extinguishment	—	4,688	(100.0)%
Total net finance costs	15,019	20,384	(26.3)%
Total expenses	62,297	73,285	(15.0)%

(Loss) earnings from operations	(1,172)	8,324	(114.1)%
(Loss) earnings from joint ventures	(519)	207	(350.7)%
(Loss) income before income taxes	(1,691)	8,531	(119.8)%
Income tax (benefit) expense	(359)	4,245	(108.5)%
Net (loss) income	(1,332)	4,286	(131.1)%
Preferred stock dividends	801	810	(1.1)%
Accretion of preferred stock issuance costs	21	21	—%
Net (loss) income attributable to common shareholders	$(2,154)	$3,455	(162.3)%

Basic weighted average (loss) earnings per common share	$(0.36)	$0.59
Diluted weighted average (loss) earnings per common share	$(0.36)	$0.56

Basic weighted average common shares outstanding	5,995	5,860
Diluted weighted average common shares outstanding	5,995	6,124

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	March 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$26,490	$42,540
Restricted cash	38,274	36,385
Equipment held for operating lease, less accumulated depreciation	1,887,884	1,886,613
Maintenance rights	20,097	20,097
Equipment held for sale	2,850	2,850
Receivables, net of allowances	40,483	28,269
Spare parts inventory	57,870	59,434
Investments	56,142	53,275
Property, equipment & furnishings, less accumulated depreciation	31,169	31,753
Intangible assets, net	1,232	1,246
Notes receivable	197,552	158,708
Other assets	49,631	43,778
Total assets	$2,409,674	$2,364,948

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$24,391	$26,977
Deferred income taxes	118,570	116,838
Debt obligations	1,724,130	1,693,753
Maintenance reserves	88,782	82,484
Security deposits	19,658	19,522
Unearned revenue	11,988	11,637
Total liabilities	1,987,519	1,951,211

Redeemable preferred stock ($0.01 par value)	49,743	49,722

Shareholders’ equity:
Common stock ($0.01 par value)	66	66
Paid-in capital in excess of par	16,580	13,696
Retained earnings	353,216	355,370
Accumulated other comprehensive income (loss), net of tax	2,550	(5,117)
Total shareholders’ equity	372,412	364,015
Total liabilities, redeemable preferred stock and shareholders’ equity	$2,409,674	$2,364,948